Contact Information:

TeamStaff, Inc.	CCG Investor Relations
300 Atrium Drive	15300 Ventura Boulevard, Suite 303
Somerset, NJ 08873	Sherman Oaks, CA 91403
(732) 748-1700	(818) 789-0100
T. Kent Smith, President & CEO	Crocker Coulson
President

TeamStaff Announces Release of $1.8 Million in Workers' Compensation
Collateral; Appointment of Peter Black to Board of Directors

Somerset, NJ – April 1, 2005 - TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading providers of healthcare staffing and specialty payroll services, today announced that Zurich American Insurance Company has agreed to release the $1.8 million letter of credit that provides security as part of TeamStaff's prior workers' compensation program. Additionally, the Board of Directors has appointed Peter Black of Wynnefield Capital, Inc. to be a member of the Board. Mr. Black's appointment is effective as of March 30, 2005.

Commenting on Zurich's decision, T. Kent Smith, TeamStaff's President and CEO, stated, "We are extremely pleased that Zurich has agreed to eliminate the letter of credit that provided security for our legacy PEO workers' compensation program. The concomitant release of $1.8 million in restricted cash on our balance sheet will provide us with additional resources to support our medical staffing and payroll operations. As we have previously stated, as the PEO workers' compensation program continues to wind down, we look forward to the potential return of approximately $4 million in program over-funding over the next few years. Our relationship with Zurich has been a positive one for TeamStaff and we have determined to renew our current guaranteed cost workers' compensation program with Zurich." The elimination of the letter of credit requirement is effective as of March 31, 2005.

"We are also excited to have someone of Peter Black's background and caliber join our Board of Directors," continued Mr. Smith. "Peter brings a wealth of knowledge and a valuable perspective to the Board and we are looking forward to his contribution and insight." For the past six years, Mr. Black has been an Investment Analyst and Portfolio Manager at Wynnefield Capital, Inc., where he is responsible for researching and identifying small-cap value investments. Mr. Black has initiated investments on Wynnefield's behalf that span multiple industries. Prior to joining Wynnefield, Mr. Black was an investment banker in the mergers and acquisition departments of UBS Securities and SG Cowen & Co., where he amassed significant valuation and transactional experience. Mr. Black is a graduate of Boston College and received his MBA from Fordham University. Mr. Black will serve as a Class I director and his term will expire at the 2006 annual meeting of shareholders. Wynnefield Capital, Inc., through certain of its investment funds, is the owner of 12% of our outstanding shares of common stock.

About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TeamStaff serves clients and their employees throughout the United States as a full-service provider of payroll and medical staffing solutions.

TeamStaff Rx provides medical allied health professionals and nurses to doctors' offices and medical facilities throughout the United States on a temporary or permanent basis and offers programs and services designed to assist medical facilities in managing their temporary staffing costs. DSi Payroll Services, TeamStaff's payroll processing division, provides customized payroll management and tax filing services to select industries, such as construction and general contracting.

For more information, visit the TeamStaff web site at www.teamstaff.com.

This press release contains "forward-looking statements" as defined by the Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure; (iv) ability to effectively implement its business strategies and operating efficiency initiatives, including, but not limited to, its business, acquisition and growth strategy for TeamStaff Rx; (v) ability to complete potential acquisitions and integrate them effectively; (vi) the effectiveness of sales and marketing efforts, including TeamStaff's marketing arrangements with other companies; (vii) ability to retain qualified management personnel; (viii) changes in the competitive environment in the temporary staffing and payroll processing industry, including competition for qualified temporary medical staffing personnel; (ix) the favorable or unfavorable development of workers' compensation claims covered under TeamStaff's workers' compensation programs; and (x) other one-time events and other important factors disclosed previously and from time to time in TeamStaff's filings with the U.S. Securities and Exchange Commission. These factors are described in further detail in TeamStaff's filings with the U.S. Securities and Exchange Commission. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.